Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 28, 2022, with respect to the financial statements and supplemental information included in the Annual Report of Colgate-Palmolive Company Employees Savings and Investment Plan on Form 11-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Colgate-Palmolive Company on Form S-8 (File No. 333-132038 and File No. 333-171448).

/s/ GRANT THORNTON LLP
New York, New York
June 28, 2022